                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                             INACOM CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS

                                PROXY STATEMENT

                                  INACOM CORP.

                            FARNAM EXECUTIVE CENTER
                               10810 FARNAM DRIVE
                             OMAHA, NEBRASKA 68154
                                 (402) 392-3900

                                     [LOGO]

                                     [LOGO]

                               NOTICE OF MEETING

To InaCom Corp. Stockholders:

  The annual meeting of stockholders of InaCom Corp. will be held on April 20, 1995 at 9:00 A.M. local time, at InaCom's administrative offices, Farnam Executive Center, 10810 Farnam Drive, Omaha, Nebraska 68154.

  We hope you will be able to attend this year's Stockholders' Meeting. If you do not expect to be present and wish your stock to be voted, please sign, date and mail the enclosed proxy form. If you later decide to attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

  Matters to be considered by the stockholders:

      Item 1. Election of Directors.

      Item 2. Approval of the appointment of independent accountants for fiscal year 1995.

  Stockholders of record as of the close of business on March 3, 1995 are eligible to vote at the annual Stockholders' Meeting.

                                          By order of the Board of Directors.

                                                MICHAEL A. STEFFAN
March 20, 1995                                  Secretary

                                PROXY STATEMENT
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 1995

To our Stockholders:

  The Board of Directors of InaCom Corp. ("InaCom" or "Company") solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Thursday, April 20, 1995.

  Stockholders of record at the close of business on March 3, 1995 are entitled to vote at the meeting. The Company at March 3, 1995 had issued and outstanding 9,918,818 shares of common stock. All holders of common stock are entitled to one vote for each share of stock held by them. The presence of a majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

  The seven nominees receiving the highest vote totals will be elected as directors of InaCom. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

  A stockholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Secretary, InaCom Corp., Farnam Executive Center, 10810 Farnam Drive, Omaha, Nebraska 68154. To be effective, the revocation must be received by the Secretary before the date of the meeting. A stockholder may attend the meeting in person, and at that time withdraw his or her proxy and vote in person. This proxy statement is being mailed to stockholders on or about March 20, 1995.

  The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, will be borne by the Company.

                              CERTAIN STOCKHOLDERS

  The following table sets forth information relating to the beneficial ownership of the Company's common stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

                                                     BENEFICIAL
                                                     OWNERSHIP         PERCENT
NAME OF BENEFICIAL OWNER                        AS OF MARCH 3, 1995    OF CLASS
- ----------------------------------------------  --------------------   --------
Franklin Resources, Inc. .....................       786,400(1)            7.9%
777 Mariners Island Blvd.
San Mateo, California 94404
Legg Mason, Inc. .............................       785,000(2)            7.9%
111 South Calvert Street
Baltimore, Maryland 21202
FMR Corp. ....................................       586,400(3)            5.9%
82 Devonshire Street
Boston, Massachusetts 02109
Rick Inatome .................................     638,058(4)(5)           6.4%
1800 West Maple Road
Troy, Michigan 48084
Joseph Inatome ...............................     638,058(4)(5)           6.4%
4957 Mt. Pleasant Lane
Las Vegas, Nevada 89113
Bill Fairfield................................       242,975(5)            2.4%
David Guenthner...............................       59,835(5)            *
Robert Schultz................................       15,725(5)            *
Michael Steffan...............................       44,761(5)            *
Gary Goldsberry...............................       15,200(5)            *
All Executive Officers and Directors as a           1,037,054(5)          10.1%
Group ........................................
(11 persons)


    * Less than 1% of outstanding common stock. See "Election of Directors" for stock ownership information on certain other directors.
    (1) Based on a Schedule 13G, dated February 14, 1995, filed by Franklin Resources, Inc. with the Securities and Exchange Commission.
    (2) Based on a Schedule 13G, dated February 13, 1995 filed by Legg Mason, Inc. with the Securities and Exchange Commission.
    (3) Based on a Schedule 13G, dated February 13, 1995, filed by FMR Corp. with the Securities and Exchange Commission.
    (4) Beneficial ownership for each of Rick Inatome and Joseph Inatome includes 551,899 shares which Rick Inatome and Joseph Inatome, acting together, are empowered to vote pursuant to the terms of a September 1993 voting agreement (the "1993 Voting Agreement"), as reported on Schedule 13D dated March 16, 1994 filed with the Securities and Exchange Commission. The following shares are subject to the 1993 Voting Agreement: 269,734 shares owned directly by Rick Inatome, 1,122 shares owned by Rick Inatome and Joyce Inatome, 1,122 shares owned by Joyce Inatome under Uniform Gifts to Minors Act, 114,068 shares owned directly by Joseph Inatome, 78,353 shares owned directly by Nan Inatome, and 87,500 shares owned jointly by Rick Inatome and Nan Inatome. The 1993 Voting Agreement terminates on September 30, 2003. Joseph Inatome and Nan Inatome are the parents of Rick Inatome.
    (5) Beneficial ownership includes shares which the persons indicated have, or within sixty days of March 3, 1995 will have, the right to acquire through the exercise of stock options as follows: Rick Inatome, 81,451 shares; Joseph Inatome, 4,246 shares; Bill Fairfield 76,850 shares; David Guenthner 47,900 shares; Robert Schultz 11,600 shares; Mike Steffan 27,700 shares; Gary Goldsberry 4,000 shares; and all executive officers as a group, 168,050 shares.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is composed of seven members elected on an annual basis.

  The following table sets forth the Company's nominees for the Board of Directors. Each nominee is a member of the present Board of Directors.

                                                                                                  COMMON STOCK OWNED
                                                                                                  BENEFICIALLY AS OF
                                                                                                    MARCH 3, 1995
                                                                                                 --------------------
                                                                                       DIRECTOR  NUMBER OF   PERCENT
NOMINEE FOR DIRECTOR AND PRINCIPAL OCCUPATION OR EMPLOYMENT                             SINCE     SHARES     OF CLASS
- -------------------------------------------------------------------------------------  --------  ---------   --------
Joseph Auerbach, Age 78..............................................................   9/14/87      9,900     *
Professor of Business Administration, Emeritus, at the Harvard Business School;
Counsel to the firm of Sullivan & Worcester, Boston.
Bill L. Fairfield, Age 48............................................................    3/1/85    242,975(1)   2.4%
President and Chief Executive Officer of the Company since March 1985; Director,
Norwest Bank Nebraska, N.A.
W. Grant Gregory, Age 54.............................................................  12/17/92        700     *
Chairman, Gregory & Hoenemeyer, Inc., New York; Director, Bozell Inc., Ambac, Inc.
and Ambac Indemnity Group.
Rick Inatome, Age 41.................................................................    8/6/91    638,058(2)   6.4%
Chairman of the Board of Directors; Co-founder Inacomp Computer Centers, Inc. in 1976 and its Chief Executive Officer from 1979 to August 1991; Director, Atlantic
Beverage, American Speedy Print and Liberty BIDCO.
Joseph Inatome Age 69................................................................    8/6/91    638,058(2)   6.4%
Co-founder Inacomp Computer Centers, Inc., and an executive officer until July 1989, and director until August 1991; Director, American Speedy Print.
Gary Schwendiman, Age 54.............................................................    7/8/87      3,900     *
Professor of International Studies in the College of Business at the University of
Nebraska-Lincoln; Dean of the College of Business Administration for the University
of Nebraska-Lincoln from 1977 to 1994; Director, The Gallup Organization, Inc. and
Security Mutual Life Insurance Co.
Durward B. Varner, Age 78............................................................    7/8/87      6,000     *
Chairman of the University of Nebraska Foundation from 1977 until 1987.


    *   Less than 1% of outstanding common stock.

    (1) Beneficial ownership for Mr. Fairfield includes 76,850 shares which he has, or will have within 60 days of March 3, 1995, the right to acquire through the exercise of stock options.

    (2) See notes (4) and (5) under Certain Stockholders.

  It is intended that proxies will be voted for the election of these nominees. In the event any nominee should become unavailable, which the Board of Directors has no reason to believe will be the case, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                      DIRECTORS MEETINGS AND COMPENSATION

  The Board of Directors meets on a regularly scheduled basis. The Board of Directors met nine times during 1994.

  The Board of Directors has assigned certain responsibilities to committees. The Audit Committee, which met six times in 1994, is responsible for recommending to the Board of Directors, subject to stockholder approval, the independent certified public accounting firm to be retained each year. The Audit Committee meets periodically with the certified public accountants and management to review performance. Members of the Audit Committee are Joseph Auerbach (Chairman), Joseph Inatome, Gary Schwendiman and Durward Varner.

  The Compensation Committee, which met five times in 1994, determines the amounts and types of remuneration to be paid to management employees. Members of the Compensation Committee are Durward Varner (Chairman), Gary Schwendiman, W. Grant Gregory and Joseph Auerbach. The Company does not have a standing Nominating Committee.

  Directors who are not employees of InaCom receive fees of $12,000 per annum plus $1,000 per meeting attended and the right to designate a charity to receive up to $5,000 of computer equipment annually. Committee chairmen receive an additional fee of $500 per committee meeting attended. Directors who are not employees of InaCom receive 100 shares of common stock of the Company for each regular Board meeting attended by the director subsequent to the prior annual stockholders' meeting (other than meetings by written consent or telephone communications). Directors Auerbach, Joseph Inatome, Schwendiman and Varner each received 700 shares of common stock and W. Grant Gregory received 600 shares of common stock on April 21, 1994. On April 20, 1995, for meetings attended subsequent to the April 21, 1994 stockholders' meeting, directors Auerbach, Joseph Inatome, Schwendiman and Varner will each receive 900 shares of common stock and W. Grant Gregory will receive 800 shares of common stock.

                           SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1994, 1993 and 1992 for the Chief Executive Officer and the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1994.

                                                                              LONG-TERM COMPENSATION
                                                                         ---------------------------------
                                            ANNUAL                       RESTRICTED
                                         COMPENSATION                      STOCK
                                      ------------------  OTHER ANNUAL     AWARDS       NUMBER      LTIP        ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR   SALARY    BONUS    COMPENSATION   AMOUNT(1)    OF OPTIONS   PAYOUTS   COMPENSATION(2)
- ------------------------------  ----  --------  --------  ------------   ----------   ----------   -------   ---------------
Bill Fairfield                  1994  $296,151  $175,000         0               0       20,000        0         $27,081
President, Chief Executive      1993  $275,000  $190,000         0        $475,000      150,000        0         $41,342
Officer and Director            1992  $250,000  $300,000         0        $163,270       31,250        0         $13,500
David Guenthner                 1994  $171,154  $ 50,000         0               0       10,000        0         $15,815
Executive Vice President        1993  $149,038  $ 61,102         0               0            0        0         $16,482
and Chief Financial Officer     1992  $125,000  $145,984         0        $ 81,635       15,600        0         $ 7,819
Robert Schultz                  1994  $144,231  $ 72,000         0               0       10,000        0         $13,379
President and General           1993  $100,000  $ 61,578         0               0            0        0         $19,168
Manager, Client Services        1992  $100,000  $114,702         0        $ 54,448       13,600        0         $ 7,820
Division and Direct Operations
Michael Steffan                 1994  $121,154  $ 63,000         0               0       10,000        0         $ 8,746
President and General           1993  $ 96,923  $ 83,420         0               0            0        0         $ 8,856
Manager, Reseller Division      1992  $ 70,000  $ 83,420         0        $ 25,230       10,800        0         $ 4,735
and Distribution/Operations
Gary Goldsberry                 1994  $ 69,192  $ 35,850         0               0        2,000        0         $ 4,264
Vice President and Corporate    1993  $ 61,654  $ 44,104         0               0            0        0         $ 6,745
Treasurer                       1992  $ 59,500  $ 38,000         0        $ 17,050        3,500        0         $ 7,855
Rick Inatome                    1994  $350,226         0         0               0        7,500        0         $ 8,917
Chairman of the Board           1993  $275,000  $ 75,000         0               0            0        0         $12,156
of Directors(3)                 1992  $250,000  $145,984         0        $163,270       21,250        0         $ 7,855
William Lenahan                 1994  $219,215         0         0        $161,250            0        0         $13,202
Former President & General      1993  $194,615  $ 75,000         0               0            0        0         $13,228
Manager of Direct Operations
 (3)                            1992        --        --        --              --           --       --              --


    (1) Mr. Fairfield received restricted stock awards of 25,000 shares in 1993 and 11,260 shares in 1992. Mr. Guenthner received restricted stock awards of 5,630 shares in 1992. Mr. Schultz received restricted stock awards of 3,755 shares in 1992. Mr. Inatome received restricted stock awards of 11,260 shares in 1992. Mr. Lenahan received restricted stock awards of 7,500 shares in 1994. Vesting for the restricted stock awards received by Mr. Fairfield in 1993 occurs in installments of 20% annually beginning on August 19, 1994. Vesting for all other restricted shares occurs two years from the date of grant. At the end of fiscal 1994, Mr. Fairfield was the only executive officer holding restricted shares; the aggregate value of his restricted stock (20,000 shares), valued at the closing price of the Company's Common Stock at December 31, 1994 without giving effect to the diminution of value attributable to the restrictions on such stock, was $140,000.

    (2) All amounts reported in this column for 1992 represent contributions by the Company to the Company's 401 (k) savings plan and the related supplemental savings plan. Company contributions to such plans for 1994 and 1993, respectively for the named executive officers were: Mr. Fairfield, $16,735 and $28,750; Mr. Guenthner, $10,554 and $9,342; Mr. Schultz, $6,719 and $10,899; Mr.
Steffan, $7,121 and $6,745; Mr. Goldsberry, $4,264 and $6,745; Mr. Inatome, $4,821 and $6,746; and Mr. Lenahan, $6,643 and $4,950. This column also includes the amount of the premium paid by the Company in 1994 and 1993, respectively for split-dollar insurance on the named executive officers under the Company's Executive Death Benefit Plan as follows: Mr. Fairfield, $10,346 and $12,592; Mr. Guenthner, $5,261 and $7,140; Mr. Schultz, $6,660 and $8,269; Mr. Steffan, $1,625 and $2,111; Mr. Inatome, $4,096 and $5,410; and Mr. Lenahan, $6,559 and
$8,278.

    (3) Rick Inatome's employment agreement terminated pursuant to its terms on August 5, 1994 at which time his consulting agreement became effective; see "Employment, Consulting and Other Agreements". On May 1, 1994, Mr. Lenahan terminated his employment with the Company; Mr. Lenahan became an executive officer in February 1993.

                       OPTION GRANTS IN FISCAL YEAR 1994

  The following table sets forth information on grants of stock options pursuant to the InaCom 1994 Stock Plan during the fiscal year ended December 31, 1994, to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1994.

                                                                                           POTENTIAL
                                                                                       REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL
                                                                                        RATES OF STOCK
                                         PERCENT OF                                          PRICE
                                       TOTAL OPTIONS                                   APPRECIATION FOR
                           NUMBER OF     GRANTED TO     PER SHARE                       OPTION TERM(2)
                            OPTIONS     EMPLOYEES IN    EXERCISE                       -----------------
          NAME             GRANTED(1)   FISCAL 1994       PRICE      EXPIRATION DATE     5%       10%
- -------------------------  ---------   --------------   ---------   -----------------  -------  --------
Bill Fairfield              10,000          5.2%         $12.00        April 27, 2004  $75,467  $191,249
                            10,000          5.2%         $ 8.00     December 16, 2004  $46,239  $121,015
David Guenthner              5,000          2.6%         $12.00        April 27, 2004  $37,734  $ 95,625
                             5,000          2.6%         $ 8.00     December 16, 2004  $23,120  $ 60,508
Robert Schultz               5,000          2.6%         $12.00        April 27, 2004  $37,734  $ 95,625
                             5,000          2.6%         $ 8.00     December 16, 2004  $23,120  $ 60,508
Mike Steffan                 5,000          2.6%         $12.00        April 27, 2004  $37,734  $ 95,625
                             5,000          2.6%         $ 8.00     December 16, 2004  $23,120  $ 60,508
Gary Goldsberry              1,000          .5%          $12.00        April 27, 2004  $ 7,547  $ 19,125
                             1,000          .5%          $ 8.00     December 16, 2004  $ 4,624  $ 12,102
Rick Inatome                 7,500          3.9%         $12.00        April 27, 2004  $56,501  $143,437


    (1) The options granted with an exercise price of $12.00 were granted on April 27, 1994 and the options granted with an exercise price of $8.00 were granted on December 16, 1994, in each case at the fair market price of the Company's common stock on the date of the grants. Fifty percent of the options issued on April 27, 1994 become exercisable on May 1, 1995 and the balance becomes excercisable on May 1, 1996. Fifty percent of the options issued on December 16, 1994 become excercisable on January 1, 1996 and the balance becomes excercisable on January 1, 1997.

    (2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

           OPTION EXERCISES IN FISCAL 1994 AND FISCAL YEAR-END VALUES

  The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase the Company's Common Stock for the executive officers named in the Summary Compensation Table.

                           NUMBER OF                 NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                            SHARES                      OPTIONS HELD AT          IN-THE-MONEY OPTIONS HELD
                           ACQUIRED                    DECEMBER 31, 1994          AT DECEMBER 31, 1994(1)
                              ON        VALUE     ---------------------------   ---------------------------
          NAME             EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------  ---------   --------   -----------   -------------   -----------   -------------
Bill Fairfield                 0          0          76,850         160,000          $0             $0

David Guenthner                0          0          47,900          12,500          $0             $0

Robert Schultz                 0          0          11,600          12,000          $0             $0

Mike Steffan                   0          0          27,700          12,000          $0             $0

Gary Goldsberry                0          0           4,000           2,500          $0             $0

Rick Inatome                   0          0          81,451          34,804          $0             $0

William Lenahan                0          0               0               0          $0             $0


    (1) Value is common stock closing price at 1994 fiscal year end, less the option exercise price, multiplied by the number of shares.

                  EMPLOYMENT, CONSULTING AND OTHER AGREEMENTS

  Rick Inatome's employment with the Company terminated on August 5, 1994 pursuant to the terms of an employment agreement which was entered into at the time of the Company's 1991 merger with Inacomp Computer Centers, Inc. Upon termination of the employment agreement, a consulting agreement between Rick Inatome and Inacomp Computer Centers, Inc., which was assumed by InaCom in connection with the 1991 merger, became effective. The consulting agreement requires payments to Mr. Inatome for a period of five years beginning with a fee equal to 110% of base salary as of August 5, 1994 and increasing annually by 10% of such base salary during the term thereafter. InaCom paid Mr. Inatome $137,500 under the consulting agreement for the period August 6, 1994 through December 31, 1994 which amount is included in salary in the Summary Compensation Table.

  The Company paid Joseph Inatome $51,458 during 1994 pursuant to a 1984 consulting agreement assumed by InaCom in connection with the 1991 merger. The consulting agreement terminated pursuant to its terms on July 10, 1994.

  The Company leases certain office and warehouse space in Troy, Michigan to an entity controlled by Rick Inatome. The lease commenced February 1, 1995, extends through January 31, 2002, and provides certain renewal options, an option to terminate the lease after two years, and a purchase option. The lease requires rental payments of $17,235 per month with the lessee paying applicable taxes, utilities and insurance.

  The Company has long-term cash incentive agreements with Messrs. Fairfield, Guenthner and Steffan. The agreements were entered into in 1987. Under each agreement, the executive will receive a cash incentive bonus to be established and paid as follows: the incentive bonus will be an amount equal to $7 multiplied by the number of shares acquired by the executive upon exercise of stock options granted to such executive under the 1987 Stock Option Plan; provided, however, that the $7 amount will be reduced on a dollar-for-dollar basis if the fair market value of the Company's common stock on the date of payment is less than $12 and will be further reduced on a proportionate basis if the Company's return on stockholders' equity is less than 20% for the fiscal year preceding the payment date.

  The Company loaned $100,000 to David Guenthner, an executive officer, in January 1994 pursuant to a demand promissory note which bears interest at the prime rate. As of March 3, 1995, $100,000, including accrued interest, remained outstanding under the promissory note.

  The Company entered into change-in-control agreements (the "Agreements") in 1994 with seven of its senior officers, including Messrs. Fairfield, Guenthner, Steffan and Schultz. The Agreements provide generally that, if the officer is terminated (excluding a termination on account of death or for cause, but including a termination by the officer for good reason, all as defined in the Agreements) within twelve months following a change-in-control of the Company (as defined in the Agreements), the officer will receive certain severance benefits including (i) payment of a lump sum equal to a multiple (3.0 for Mr. Fairfield, 1.5 for Messrs. Guenthner and Steffan, and 1.0 for the other officers) of the sum of (A) the annual rate of base salary on the date of termination and (B) the average annual incentive bonus received by the officer for the three fiscal years preceding the fiscal year in which the change-in-control occurred, and (ii) certain reasonable legal fees and expenses incurred as a result of termination.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The
Committee is composed of nonemployee directors. The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, encourage constant strategic analysis, recognize individual initiative and achievements, and assist the Company in attracting, motivating and retaining qualified executives.

  The Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives. The program for fiscal 1994 was designed so that the compensation paid to the named executives for fiscal 1994 met the requirements to be deductible under the Internal Revenue Code's $1 million compensation limit.

  The program consists of three components: base salary, annual incentives, and long-term incentives. The Committee recommended or established the executive compensation within each of these components during 1994. In determining competitive levels of compensation, the Committee obtains and utilizes information from outside compensation consultants and other sources such as executive compensation surveys and comparative analyses of compensation data in proxy statements of others. The Committee specifically reviews compensation data for those companies included in the Peer Group Index used in the performance graph.

  BASE SALARY. The Committee targets base salary for executives at a level somewhat below the competitive median for the Company's peer competitors, intending that the Company rely to a larger degree on annual incentives and long-term compensation to achieve its compensation goals. For the purpose of establishing these levels, the Committee reviews available compensation information of competitive companies and is periodically advised by independent compensation consultants concerning salary competitiveness.

  The Committee approves all salary changes for the Company's executive officers, and bases individual salary changes on a combination of factors, including the performance of the executive, salary level relative to the competitive market, and the recommendations of the Company's chief executive officer.

  The Committee reviewed the base salary of the Chief Executive Officer in March 1994. The Committee increased the Chief Executive Officer's base salary by $25,000 following a review of chief executive officer compensation in the computer reseller industry and the recommendations of the Company's independent compensation consultants.

  ANNUAL INCENTIVES. The Committee believes that an executive's contribution to operating profit before tax should form the primary basis for annual incentives, since such results maximize earnings in the best interests of the corporation. The Committee also believes that bonuses are a necessary part of the Company's compensation structure since base compensation is maintained at levels below competitive medians.

  The Committee considered in January 1995 the payment of bonuses to executive officers for services during 1994. The Committee noted that while operating profit before tax was substantially down in 1994, the Company's earnings increased significantly in the fourth quarter of 1994 over the third quarter of 1994. The Committee also noted the difficult environment in the computer reseller industry during 1994, and that the reduction in the Company's stock price during 1994 was less than the reduction experienced by the Company's two primary competitors. The Committee also considered its desire to promote employment stability, and noted that four persons who were executive officers of the Company during 1994 were not employed by the Company at the end of the fiscal year.

  Based on these factors, the Committee determined to pay bonuses totaling $537,000 to eight senior officers. The bonus payments for the named executive officers are reflected in the Summary Compensation Table. The Committee established the Chief Executive Officer's bonus at a level slightly below his 1993 bonus based on the factors described above relating to the Company's entire bonus payout for 1994 services.

  LONG-TERM INCENTIVES.    The  Company's  long-term  incentives  for  executive
officers are provided through restricted stock awards and stock option grants under InaCom's 1990 and 1994 Stock Plans.

  The Committee utilizes restricted stock awards in order to provide additional incentive related to specific corporate objectives. The only executive officer who received a restricted stock grant during 1994 was Mr. Lenahan who received a grant of 7,500 shares in January 1994.

  The Committee also provides long-term incentives through annual grants of stock options. Stock options are granted at the prevailing market price of the Company's common stock and therefore have value only if the Company's stock price increases. Option grants generally vest over a period of one to two years, and the executives must be employed by the Company at the time of vesting in order to exercise the options. The size of the option grants is based upon competitive practice and position level, the expected contribution of each member of the executive officer group to the Company's strategic and operational goals, and the Committee's desire to provide the executive officers with an opportunity to build a meaningful stake in the Company with the objective of aligning the executive officers' long-range interests with those of the Company stockholders. Past stock option grants are not considered when determining the number of stock options to grant in a given year.

  The Committee intends to grant options for an aggregate of 1% to 1.5% of the Company's outstanding common stock on an annual basis. The Committee generally considers option grants in December of each year. However, in order more properly to evaluate 1993 results, option grants normally considered in December 1993 were delayed until April 1994, which resulted in the option grants for both 1993 and 1994 being reflected as 1994 grants. The Committee granted options to 52 employees in April 1994 for an aggregate of 106,500 shares of the Company's common stock, which options vest fifty percent on May 1, 1995 and the balance on May 1, 1996. The Committee also granted options to 46 employees in December 1994 for an aggregate of 87,000 shares of the Company's common stock, which options vest fifty percent on January 1, 1996 and the balance on January 1, 1997. The options granted to the Chief Executive Officer are included in the Option Grants Table and reflect the Committee's practice of granting options to the Chief Executive Officer at a level approximately twice the level of the next most senior executive.

                                          InaCom Compensation Committee

                                          Durward B. Varner, Chairman
                                          Joseph Auerbach
                                          W. Grant Gregory
                                          Gary Schwendiman

                         STOCK PRICE PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's common stock to the Total Return Index for the NASDAQ Stock Market-United States Companies (Broad Market Index) and a Peer Group Index developed by the Company. The Peer Group Index consists of Intelligent Electronics, Inc., CompuCom
Systems, Inc. MicroAge, Inc. and Dataflex Corporation. The performance graph shows cumulative, five-year stockholder returns with the returns of the Peer Group weighted according to each such company's stock market capitalization. The graph assumes that the value of the investment in the Company's common stock and each Index was $100 at December 31, 1989 and that any dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            INACOM CORP.     NASDAQ STOCK MARKET (US COMPANIES)     SELF-DETERMINED PEER GROUP
1989                  100                                     100                           100
1990                111.6                                    84.3                           139
1991                 90.7                                   131.5                           233
1992                132.6                                     156                         169.5
1993                120.9                                   176.4                         419.5
1994                 65.1                                   176.9                         172.8

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of InaCom's common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish InaCom with copies of all
Section 16 (a) forms they file. Based solely on a review of the copies of such forms furnished to InaCom and written representations from InaCom's executive officers and directors, InaCom believes that all persons subject to these reporting requirements filed the required reports on a timely basis during 1994, except that Durward Varner, a director, did not timely report one purchase of common stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG Peat Marwick LLP has been appointed by the Board of Directors to conduct the 1995 audit of the Company's financial statements. The same firm conducted the 1994 audit. The Board of Directors requests stockholder approval of their appointment. A representative from KPMG Peat Marwick LLP will be present at the Stockholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the next annual stockholders' meeting must be received by the Company no later than November 20, 1995 in order for such proposals to be considered for inclusion in the Company's proxy statement relating to such meeting.

  The Company's bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an annual stockholders' meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at 10810 Farnam Drive, Omaha, Nebraska, 68154, not less than thirty nor more than sixty days prior to the meeting. The bylaws specify the information which must accompany any such stockholder notice. Details on the provision of the bylaws may be obtained by any stockholder from the Secretary of the Company.

                                 OTHER MATTERS

  The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of stockholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          MICHAEL A. STEFFAN
                                          Secretary
                                          InaCom Corp.

                   I   N   A   C   O   M       C   O   R   P.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 20, 1995

The undersigned hereby constitutes and appoints Bill L. Fairfield and David C. Guenthner, or either of them, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein at the annual meeting of stockholders of the Company to be held at the administrative offices of the Company, Farnam Executive Center, 10810 Farnam Drive, Omaha, Nebraska 68154, on April 20, 1995 at 9:00 a.m. and at any adjournment thereof, upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.
ITEM 1.

Election of Directors - for the following nominees for Director:

Joseph Auerbach, Bill L. Fairfield, W. Grant Gregory, Joseph T. Inatome, Rick Inatome, Gary Schwendiman, Durward B. Varner.

/ / Vote For All Nominees
/ / Withhold Vote For All Nominees
Withhold Vote For Only The Following Nominee(s) ________________________________
ITEM 2.
Approval of appointment of independent accountants KPMG Peat Marwick LLP for fiscal 1995.

/ / For    / / Against    / / Abstain
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposals 1 and 2.
Dated this ______ day of ________________________________________________, 1995.
Signature ______________________________________________________________________
Signature ______________________________________________________________________

         (When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)